Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

First Merchants Corporation

(Exact Name of Registrant as Specified in its Charter)

Table I

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Equity	Preferred shares, no par value	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Equity	Depositary shares (3)	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Debt	Debt securities (4)	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Other	Warrants	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Other	Units (5)	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Other	Purchase contracts (6)	Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	N/A	N/A
Equity	Under the Plan: Common shares, no par value (7)	Rule 457(a)	1,000,000 (8)	$42.51 (9)	$42,510,000	0.0000927	$3,941
Total Offering Amounts					$42,510,000		$3,941
Total Fee Offsets							$—
Net Fee Due							$ 3,941

(1)	The registrant is relying on Securities Act Rules 456(b) and 457(r) to defer payment of the related registration fee.
(2)

This registration covers an indeterminate number or principal amount of securities of each identified class of the registrant as may from time to time be issued at indeterminate prices or upon conversion or exchange of convertible or exchangeable debt securities or convertible or exchangeable preferred shares, or as shall be issuable pursuant to anti-dilution provisions. No separate consideration will be received for securities that are issuable on exercise, conversion or exchange of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)	If fractional preferred shares registered hereunder are offered, depositary shares, evidenced by depositary receipts, will be issued to the depositary under any such agreement.
(4)

May consist of one or more series of senior or subordinated debt. If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an initial aggregate offering price up to the proposed maximum aggregate offering price.

(5)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may or may not be separable from one another.
(6)	The purchase contracts may require the holder thereof to purchase or sell common shares, preferred shares, debt securities, or depositary shares of the registrant.
(7)	Such common shares are being registered for purchase under the registrant’s Dividend Reinvestment and Stock Purchase Plan (the “Plan).

(8)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(9)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant’s common shares as reported on the Nasdaq Global Select Market as of March 9, 2022.